EXHIBIT 99.1

Great Southern Bancorp, Inc. Reports Preliminary Fourth Quarter Earnings of $1.45 Per Diluted Common Share

Preliminary Financial Results and Business Update for the Quarter and Year Ended December 31, 2025

SPRINGFIELD, Mo., Jan. 21, 2026 (GLOBE NEWSWIRE) -- Great Southern Bancorp, Inc. (the “Company”) (NASDAQ:GSBC), the holding company for Great Southern Bank (the “Bank”), today reported that preliminary earnings for the three months ended December 31, 2025, were $1.45 per diluted common share ($16.3 million net income) compared to $1.27 per diluted common share ($14.9 million net income) for the three months ended December 31, 2024. Full-year preliminary earnings for 2025 were $71.0 million, or $6.19 per diluted common share, compared to $61.8 million, or $5.26 per diluted common share, for 2024.

For the quarter ended December 31, 2025, annualized return on average common equity was 10.16%, annualized return on average assets was 1.16%, and annualized net interest margin was 3.70%, compared to 9.76%, 1.00% and 3.49%, respectively, for the quarter ended December 31, 2024. For the year ended December 31, 2025, return on average common equity was 11.38%, return on average assets was 1.22%, and net interest margin was 3.67%, compared to 10.55%, 1.05% and 3.42%, respectively, for the year ended December 31, 2024.

Key Results:

  Significant Expense Items: During the three months ended December 31, 2025, the Company recorded expenses related to adjustments to asset values for branch closures and certain leased facilities. Expenses totaling $259,000 and $287,000 were recorded in Other Income and Net Occupancy and Equipment Expense, respectively.
  Net Interest Income: Net interest income for the fourth quarter of 2025 decreased $371,000 (or approximately 0.7%) to $49.2 million compared to $49.5 million for the fourth quarter of 2024, largely driven by the completion of accounting recognition in October 2025 of interest income from a previously-terminated interest rate swap, partially offset by lower interest expense on deposit accounts and other borrowings. Annualized net interest margin was 3.70% for the quarter ended December 31, 2025, compared to 3.49% for the quarter ended December 31, 2024, and 3.72% for the quarter ended September 30, 2025.
  Asset Quality: Non-performing assets and potential problem loans totaled $9.5 million at December 31, 2025, a decrease of $7.1 million from $16.6 million at December 31, 2024. At December 31, 2025, non-performing assets were $8.1 million (0.15% of total assets), a decrease of $1.5 million from $9.6 million (0.16% of total assets) at December 31, 2024. See “Asset Quality” below.
  Liquidity: The Company had secured borrowing line availability at the FHLBank and Federal Reserve Bank of $1.32 billion and $305.2 million, respectively, at December 31, 2025.
  Capital: The Company’s capital position remained strong as of December 31, 2025, significantly exceeding the “well-capitalized” thresholds established by regulatory agencies. See “Capital” below.
  Loans: Total net loans, excluding mortgage loans held for sale, decreased $333.5 million, or 7.1%, from $4.69 billion at December 31, 2024 to $4.36 billion at December 31, 2025. This decrease was primarily driven by decreases in other residential (multi-family) loans, construction loans, one- to four-family residential loans, and commercial business loans. Compared to September 30, 2025, net loans decreased $110.8 million. The Bank experienced significant loan repayments in the 2025 fourth quarter and year.

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Selected Financial Data:

	Three Months Ended
	December 31,	December 31,	September 30,
	2025	2024	2025
	(Dollars in thousands, except per share data)

Net interest income	$49,163	$49,534	$50,773
Provision (credit) for credit losses on loans and unfunded commitments	882	1,556	(379)
Non-interest income	7,188	6,934	7,062
Non-interest expense	36,000	36,947	36,116
Provision for income taxes	3,194	3,043	4,346

Net income	$16,275	$14,922	$17,752

Earnings per diluted common share	$1.45	$1.27	$1.56

Joseph W. Turner, President and CEO of Great Southern, commented, “Our fourth quarter and full year 2025 results reflect the sustained success of our core banking operations and our commitment to long-term tangible book value appreciation, despite a volatile economic environment. Throughout the year, we remained focused on preserving net interest margin, protecting credit quality, controlling non-interest expense, and opportunistically repurchasing our stock. That discipline translated into solid profitability in the fourth quarter, with net income of $16.3 million, or $1.45 per diluted common share, compared to $14.9 million, or $1.27 per diluted common share, in the prior year period. For the full year, net income was $71.0 million, or $6.19 per diluted common share, compared to $61.8 million, or $5.26 per diluted common share, in the prior year.”

Turner noted, “Core performance remained solid during the quarter, supported by resilient net interest income, a steady net interest margin, continued moderation in funding costs, and disciplined asset-liability management. Net interest income totaled $49.2 million for the 2025 fourth quarter, down modestly from the prior-year quarter, due mainly to the end of quarterly recognition of interest income from a previously-terminated interest rate swap, as we had disclosed in prior filings. The quarterly recognition had been $2.0 million in prior quarters and was only $134,000 in the fourth quarter of 2025, since it ended in early October 2025. Despite lower interest income, effective management of funding costs reduced interest expense and mostly offset the decrease in interest income. The effective management of loan repricing and funding costs resulted in net interest margin expansion, reaching 3.70% in the fourth quarter of 2025, compared to 3.49% in the same quarter in 2024. Core deposits remained stable during the quarter, underscoring the strength of our customer relationships and the enduring value of our community banking franchise. Compared to the third quarter of 2025, net interest income decreased $1.6 million, due mainly to the ending of income recognition from the previously-terminated interest rate swap.”

Turner added, “Loan production remained active during the quarter, though total net loans declined modestly due to heightened paydown and refinancing activity. These repayments were primarily within the multi-family, construction, one- to four-family residential, and commercial business loan portfolios. While we continue to be selective with loan originations, our pipeline of unfunded commitments remained solid, particularly within construction and commercial real estate lending. Additionally, our credit discipline, emphasis on relationship-based lending, and conservative underwriting standards remain evident in our excellent asset quality metrics.”

Turner further commented, “Non-performing assets were 0.15% of total assets at year-end 2025, and net charge-offs were negligible for both the fourth quarter and the full year. We did not record a provision for credit losses on loans during 2025.”

Turner continued, “Operating discipline remained a priority in the fourth quarter. Non-interest expense totaled approximately $36.0 million, in line with the prior-year quarter and the third quarter of 2025. As part of our focus on controlling operating costs, we continue to strategically invest in technology, infrastructure, and personnel, enabling efficiencies and ultimately expanding capabilities for our customers. The fourth quarter of 2025 also included certain facility-related costs incurred during the period which were not normal operating costs. In 2026, we expect to continue investing in technology. Non-interest income for the quarter totaled $7.2 million, supported by recurring fee-based revenue streams and increased loan-related fee income.”

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“As we begin 2026, we remain focused on maintaining strong capital and liquidity positions, deploying capital thoughtfully, maintaining strong credit metrics, and supporting our customers and communities. At December 31, 2025, our tangible common equity ratio was 11.2%, and book value per common share was approximately $57.50, reflecting the benefit of consistent earnings and disciplined capital management, including share repurchases during the quarter and throughout 2025. While economic conditions and market interest rate levels may fluctuate throughout 2026, we believe our conservative approach, sound balance sheet, and dedicated associates position Great Southern to continue delivering long-term value for our stockholders,” Turner concluded.

NET INTEREST INCOME

	Three Months Ended
	December 31,	December 31,	September 30,
	2025	2024	2025
	(Dollars in thousands)
Interest Income	$73,435	$82,585	$79,079
Interest Expense	24,272	33,051	28,306

Net Interest Income	$49,163	$49,534	$50,773

Net interest margin	3.70%	3.49%	3.72%
Average interest-earning assets to average interest-bearing liabilities	129.5%	127.0%	128.1%

Net interest income for the fourth quarter of 2025 decreased $371,000 (0.7%) to $49.2 million, compared to $49.5 million for the fourth quarter of 2024. This decrease was driven primarily by the $1.9 million net reduction in quarterly interest income associated with a previously-terminated interest rate swap (income ended on October 6, 2025). Additionally, interest income declined due to lower loan balances and lower market rates, which primarily impacted the interest rates on variable-rate loans and new originations of fixed-rate loans. Mostly offsetting the decrease in interest income was reduced interest expense, due to the strategic management of maturing/repricing brokered deposits and interest-bearing demand deposits. Also, there was no interest expense on subordinated notes in the quarter ended December 31, 2025, as those notes were redeemed in June 2025. Correspondingly, annualized net interest margin was 3.70% in the fourth quarter of 2025, compared to 3.49% in the same period of 2024 and 3.72% in the third quarter of 2025. The average interest rate spread was 3.16% for the three months ended December 31, 2025, compared to 2.87% for the three months ended December 31, 2024 and 3.13% for the three months ended September 30, 2025. Net interest income for the fourth quarter of 2025 decreased $1.6 million (3.2%) compared to $50.8 million for the third quarter of 2025, primarily due to the impact of the end of income recognition on the previously-terminated interest rate swap.

The average yield on total interest-earning assets decreased from 5.83% in the 2024 fourth quarter to 5.53% in the 2025 fourth quarter, with the average yield on loans decreasing 34 basis points, the average yield on investment securities increasing 12 basis points and the average yield on other interest earning assets (primarily funds held at the Federal Reserve Bank) decreasing 91 basis points. The average rate paid on total interest-bearing liabilities decreased from 2.96% in the 2024 fourth quarter to 2.37% in the 2025 fourth quarter, with the average rate paid on interest-bearing demand and savings deposits, time deposits and brokered deposits decreasing 26 basis points, 50 basis points and 76 basis points, respectively. The average rate paid on short-term borrowings decreased 70 basis points.

Market interest rates, primarily the federal funds rate and SOFR rates, declined in the fourth quarter of 2024, and remained lower through the fourth quarter of 2025, with additional federal funds rate cuts in September, October, and December of 2025, totaling 75 basis points. This market rate decline reduced the average yield on loans, though the impact was tempered as cash flows from lower-rate fixed rate loans originated a few years ago were deployed into residential and commercial real estate loans with comparably higher rates of interest. The decline in market interest rates also resulted in lower average rates paid on deposits and borrowings, compared to the prior-year fourth quarter.

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To mitigate exposure to the risk of fluctuations in future cash flows resulting from changes in interest rates (primarily related to falling interest rates), the Company has strategically utilized derivative financial instruments - primarily interest rate swaps - as part of its interest rate risk management strategy.
The following table presents, for the periods indicated, the effect of cash flow hedge accounting included in interest income in the consolidated statements of income:

	Three Months Ended
	December 31,	December 31,	September 30,
	2025	2024	2025
	(In thousands)
Terminated interest rate swaps	$134	$2,047	$2,047
Active interest rate swaps	(1,364)	(2,172)	(1,761)

Increase (decrease) to interest income	$(1,230)	$(125)	$286

The Company entered into an interest rate swap in October 2018, which was terminated in March 2020. Upon termination, the Company received $45.9 million, inclusive of accrued but unpaid interest, from its swap counterparty. The net amount, after deducting accrued interest and deferred income taxes, was accreted to interest income on loans monthly until the originally scheduled termination date of October 6, 2025. With this date having passed, the Company no longer has the benefit of that income from the terminated swap. At December 31, 2025, the Company had two active interest rate swaps with a combined notional amount of $400 million. These swaps resulted in a reduction of interest income of $1.4 million and $2.2 million in the three months ended December 31, 2025 and 2024, respectively.

Market rates for time deposits for much of 2024 were elevated, but have declined as the FOMC cut the federal funds rate by 100 basis points in late 2024, 25 basis points in the third quarter of 2025 and 50 basis points in the fourth quarter of 2025. As of December 31, 2025, time deposit maturities over the next 12 months were as follows: within three months — $591.3 million, with a weighted-average rate of 3.53%; within three to six months — $262.9 million, with a weighted-average rate of 3.13%; and within six to twelve months — $38.7 million, with a weighted-average rate of 1.87%. Based on time deposit market rates in December 2025, replacement rates for these maturing time deposits are likely to be approximately 2.70-3.10%, depending on term.

NON-INTEREST INCOME

For the quarter ended December 31, 2025, non-interest income increased $254,000, to $7.2 million, when compared to the quarter ended December 31, 2024, primarily as a result of the following item:

  Late charges and fees on loans: Late charges and fees on loans increased $289,000, or 218.9%, from the prior-year quarter. This increase was primarily due to prepayment fees on one large commercial real estate loan, which paid off in the 2025 fourth quarter.

Additionally, Other Income, which decreased by $67,000, includes $259,000 in contra-income associated with leased facility asset disposals, mentioned in the ‘Significant Expense Item’ section above.

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NON-INTEREST EXPENSE

For the quarter ended December 31, 2025, non-interest expense decreased $947,000, to $36.0 million, when compared to the quarter ended December 31, 2024, primarily as a result of the following items:

  Other operating expenses: Other operating expenses decreased $2.0 million, or 49.0%, from the prior-year quarter. In the 2024 period, the Company expensed $2.0 million due to developments related to a litigation/contract dispute matter.
  Net occupancy and equipment expenses: Net occupancy and equipment expenses increased $1.2 million, or 13.9%, from the prior-year quarter. Various components of computer license and support expenses, related to upgrades of core systems capabilities and disaster recovery site, collectively increased by $593,000 in the fourth quarter of 2025 compared to the fourth quarter of 2024. During the three months ended December 31, 2025, the Company recorded expenses totaling $287,000 related to adjustments to asset values for branch closures and certain leased facilities. Also, during the three months ended December 31, 2025, the Company recorded a total of $219,000 of seasonal expenses for snow removal and adjustments to real estate taxes.

The Company’s efficiency ratio for the quarter ended December 31, 2025, was 63.89% compared to 65.43% for the same quarter in 2024. The Company’s ratio of non-interest expense to average assets was 2.56% for the three months ended December 31, 2025, compared to 2.46% for the three months ended December 31, 2024. Average assets for the three months ended December 31, 2025, decreased $381.1 million, or 6.4%, compared to the three months ended December 31, 2024, primarily due to the decline in the average balance of net loans.

INCOME TAXES

For the three months ended December 31, 2025 and 2024, the Company's effective tax rate was 16.4% and 16.9%, respectively. For the years ended December 31, 2025 and 2024, the Company's effective tax rate was 18.7% and 18.1%, respectively. These effective rates were below the statutory federal tax rate of 21.0%, due primarily to the utilization of certain investment tax credits and the Company’s tax-exempt investments and tax-exempt loans, which reduced the Company’s effective tax rate. The Company’s effective tax rate may fluctuate in future periods as it is impacted by the level and timing of the Company’s utilization of tax credits, the level of tax-exempt investments and loans, the amount of taxable income in various state jurisdictions and the overall level of pre-tax income. State tax expense estimates continually evolve as taxable income and apportionment between states are analyzed. The Company currently expects its effective tax rate (combined federal and state) will be approximately 18.5% to 19.5% in future periods.

CAPITAL

	December 31,	December 31,	September 30,
	2025	2024	2025
Consolidated Regulatory Capital Ratios	(Preliminary)
Tier 1 Leverage Ratio	12.2%	11.2%	11.9%
Common Equity Tier 1 Capital Ratio	13.6%	12.3%	13.3%
Tier 1 Capital Ratio	14.1%	12.8%	13.8%
Total Capital Ratio	15.3%	15.4%	15.1%
Tangible Common Equity Ratio	11.2%	9.9%	10.9%

As of December 31, 2025, total stockholders’ equity was $636.1 million, representing 11.4% of total assets and a book value of $57.50 per common share. This compares to total stockholders’ equity of $599.6 million, or 10.0% of total assets, and a book value of $51.14 per common share at December 31, 2024. The $36.6 million increase in stockholders’ equity from December 31, 2024, was primarily driven by $71.0 million in net income, a decrease in unrealized losses on investments and interest rate swaps, and a $6.7 million increase from stock option exercises, partially offset by $18.8 million in cash dividends declared on the Company’s common stock and $44.5 million in common stock repurchases. The decreased unrealized losses on the Company’s available-for-sale investment securities and interest rate swaps, which totaled $32.2 million and $54.4 million (net of taxes) at December 31, 2025 and December 31, 2024, respectively, increased stockholders’ equity by $22.2 million during 2025. These net unrealized losses primarily resulted from increased intermediate-term market interest rates in prior periods, which generally decreased the fair value of the investment securities and interest rate swaps. In 2025, these market interest rates decreased, resulting in increases in the fair value of the Company’s investment securities and interest rate swaps.

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The Company had unrealized losses on its portfolio of held-to-maturity investment securities, which totaled $16.6 million and $24.7 million at December 31, 2025 and December 31, 2024, respectively, that were not included in its total capital balance. If held-to-maturity unrealized losses were included in capital (net of taxes) at December 31, 2025 and December 31, 2024, they would have decreased total stockholder’s equity at those dates by $12.5 million and $18.6 million, respectively. These amounts were equal to 2.0% of total stockholders’ equity of $636.1 million at December 31, 2025, compared to 3.1% of total stockholders’ equity of $599.6 million at December 31, 2024.

In April 2025, the Company’s Board of Directors authorized the purchase, from time to time, of up to one million additional shares of the Company’s common stock. As of December 31, 2025, approximately 687,000 shares remained available under this stock repurchase authorization.

During the three months ended December 31, 2025, the Company repurchased 241,301 shares of its common stock at an average price of $59.33, and the Company’s Board of Directors declared a regular quarterly cash dividend of $0.43 per common share, which, combined, reduced stockholders’ equity by $19.2 million.

During the year ended December 31, 2025, the Company repurchased 755,759 shares of its common stock at an average price of $58.35, and the Company’s Board of Directors declared regular quarterly cash dividends totaling $1.66 per common share, which, combined, reduced stockholders’ equity by $63.3 million.

LIQUIDITY AND DEPOSITS

Liquidity is a measure of the Company’s ability to generate sufficient cash to meet present and future financial obligations in a timely manner. The Company’s primary sources of funds are customer deposits, FHLBank advances, other borrowings, loan repayments, unpledged securities, proceeds from sales of loans and available-for-sale securities and funds provided from operations. The Company utilizes some or all of these sources of funds depending on the comparative costs and availability at the time. The Company has from time to time chosen not to pay rates on deposits as high as the rates paid by certain of its competitors and, at management’s discretion, supplements deposits with alternative sources of funds. Management believes that the Company maintains overall liquidity sufficient to satisfy its depositors’ requirements and meet its borrowers’ credit needs.

At December 31, 2025, the Company had the following available secured lines and on-balance sheet liquidity:

December 31, 2025
Federal Home Loan Bank line	$1,320.6 million
Federal Reserve Bank line	305.2 million
Cash and cash equivalents	189.6 million
Unpledged securities – Available-for-sale	338.5 million
Unpledged securities – Held-to-maturity	24.4 million

During the year ended December 31, 2025, the Company’s total deposits decreased $122.8 million. Interest-bearing checking balances increased $74.7 million (3.4%), primarily in certain money market accounts, and non-interest-bearing checking balances decreased $1.4 million (0.2%). Time deposits generated through the Company’s banking center and corporate services networks decreased $87.3 million (11.3%). Brokered deposits, obtained through a variety of sources, decreased $108.7 million (14.1%). During the three months ended December 31, 2025, the Company’s total deposits decreased $45.3 million, $16.6 million of which was in brokered deposits and $35.2 million of which was in retail time deposits. As total assets (primarily loans receivable) decreased, the Company elected not to replace some of its maturing brokered deposits.

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At December 31, 2025, the Company had the following deposit balances:

December 31, 2025
Interest-bearing checking	$2,289.4 million
Non-interest-bearing checking	841.5 million
Time deposits	688.4 million
Brokered deposits	663.4 million

At December 31, 2025, the Company estimated that its uninsured deposits, excluding deposit accounts of the Company’s consolidated subsidiaries, were approximately $720.1 million (16.1% of total deposits).

LOANS

Total net loans, excluding mortgage loans held for sale, decreased $333.5 million, or 7.1%, from $4.69 billion at December 31, 2024 to $4.36 billion at December 31, 2025. This decrease was primarily driven by decreases in other residential (multi-family) loans of $161.8 million, construction loans of $96.5 million, one- to four-family residential loans of $51.3 million and commercial business loans of $41.8 million. Compared to September 30, 2025, net loans decreased $110.8 million.

The pipeline of the unfunded portion of loans and formal loan commitments remained strong, with the largest portion of these unfunded balances represented by the unfunded portion of outstanding construction loans ($605.5 million at December 31, 2025). See the table below.

For additional details about the Company’s loan portfolio, please refer to the quarterly loan portfolio presentation available on the Company’s Investor Relations website under “Presentations.”

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	December 31, 2023
Closed non-construction loans with unused available lines
Secured by real estate (one- to four-family)	$208,229	$207,820	$211,453	$211,119	$205,599	$203,964
Secured by real estate (not one- to four-family)	—	—	—	—	—	—
Not secured by real estate – commercial business	114,568	87,205	102,891	106,211	106,621	82,435

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	112,684	88,257	96,935	96,807	94,501	101,545
Secured by real estate (not one-to four-family)	624,025	600,243	644,427	657,828	703,947	719,039

Loan commitments not closed
Secured by real estate (one-to four-family)	14,113	16,923	17,148	19,264	14,373	12,347
Secured by real estate (not one-to four-family)	19,412	27,565	13,002	50,296	53,660	48,153
Not secured by real estate – commercial business	38,262	32,837	27,003	18,484	22,884	11,763

	$1,131,293	$1,060,850	$1,112,859	$1,160,009	$1,201,585	$1,179,246

PROVISION FOR CREDIT LOSSES AND ALLOWANCE FOR CREDIT LOSSES

During the three months ended December 31, 2025 and 2024, the Company did not record a provision expense on its portfolio of outstanding loans. During the year ended December 31, 2025, the Company did not record a provision expense on its portfolio of outstanding loans, compared to a provision expense of $1.7 million in the year ended December 31, 2024. Total net recoveries were $22,000 for the three months ended December 31, 2025, compared to total net charge-offs of $155,000 during the same period in the prior year. Total net recoveries were $11,000 for the year ended December 31, 2025, compared to total net charge-offs of $1.6 million during the prior year. Additionally, for the quarter ended December 31, 2025, the Company recorded a provision for losses on unfunded commitments of $882,000, compared to a provision for losses on unfunded commitments of $1.6 million for the same period in 2024. For the year ended December 31, 2025, the Company recorded a provision for losses on unfunded commitments of $45,000, compared to a provision for losses on unfunded commitments of $1.0 million in 2024.

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The Bank’s allowance for credit losses as a percentage of total loans was 1.46%, 1.36% and 1.43% at December 31, 2025, December 31, 2024 and September 30, 2025, respectively. Management considers the allowance for credit losses adequate to cover losses inherent in the Bank’s loan portfolio at December 31, 2025, based on recent reviews of the portfolio and current economic conditions. However, if challenging economic conditions persist or worsen, or if management’s assessment of the loan portfolio changes, additional provisions for credit losses may be required, which could adversely impact the Company’s future financial performance.

ASSET QUALITY

At December 31, 2025, non-performing assets were $8.1 million, a decrease of $1.5 million from $9.6 million at December 31, 2024 and an increase of $319,000 from $7.8 million at September 30, 2025. Non-performing assets as a percentage of total assets were 0.15% at December 31, 2025, compared to 0.16% at December 31, 2024 and 0.14% at September 30, 2025.

Activity in the non-performing loan categories during the quarter ended December 31, 2025, was as follows:

	Beginning Balance, October 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, December 31
(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,706	388	(21)	—	—	—	(7)	2,066
Other residential (multi-family)	—	—	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—	—	—
Consumer	22	18	—	—	—	(9)	(3)	28
Total non-performing loans	$1,728	$406	$(21)	$—	$—	$(9)	$(10)	$2,094

  Compared to September 30, 2025, non-performing loans increased $366,000.
  The non-performing one- to four-family residential category consisted of six loans at December 31, 2025, one of which was added during the current quarter.
  The largest relationship in the one- to four-family residential category totaled $821,000 at December 31, 2025. This relationship was added to non-performing loans in 2024 and is collateralized by multiple low-income single-family residential properties in New Orleans, La.

Activity in the potential problem loans categories during the quarter ended December 31, 2025, was as follows:

	Beginning Balance, October 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Loan Advances (Payments)	Ending Balance, December 31
(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,155	39	—	—	—	—	(15)	1,179
Other residential (multi-family)	—	—	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—	—	—
Consumer	243	70	(85)	—	—	(9)	(8)	211
Total potential problem loans	$1,398	$109	$(85)	$—	$—	$(9)	$(23)	$1,390

  Compared to September 30, 2025, potential problem loans decreased $8,000.
  At December 31, 2025, the one- to four-family residential category consisted of 14 loans, one of which was added to potential problem loans during the current quarter.
  The largest relationship in the one- to four-family category totaled $262,000 and was added in the third quarter of 2025. This relationship is collateralized by a single-family residential property in the St. Louis area.
  At December 31, 2025, the consumer category of potential problem loans consisted of 15 loans, four of which were added during the current quarter.

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Activity in the foreclosed assets and repossessions categories during the quarter ended December 31, 2025 was as follows:

	Beginning Balance, October 1	Additions	ORE and Repossession Sales	Capitalized Costs	ORE and Repossession Write-Downs	Ending Balance, December 31
(In thousands)

One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—
Land development	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—
One- to four-family residential	—	—	—	—	—	—
Other residential (multi-family)	—	—	—	—	—	—
Commercial real estate	6,036	—	—	—	(11)	6,025
Commercial business	—	—	—	—	—	—
Consumer	47	23	(59)	—	—	11
Total foreclosed assets and repossessions	$6,083	$23	$(59)	$—	$(11)	$6,036

  Compared to September 30, 2025, foreclosed assets decreased $47,000.
  The largest asset in the commercial real estate category, totaling $6.0 million, consisted of an office building located in Clayton, Mo. This asset was foreclosed upon in the fourth quarter of 2024.

BUSINESS INITIATIVES

The Company maintains its focus on technology initiatives and advancements with its current core provider. Several projects to improve customer-facing online services and delivery continue to move forward. These investments in both foundational projects and a heightened customer experience continue to foster an organizational emphasis on innovation and forward progress.

Great Southern’s new banking center at 723 N. Benton Ave. in Springfield, Mo., opened October 20, 2025, replacing an existing branch. The new facility, designed as a next-generation banking center, features customer-centered designs, tools, and technology, and will allow the Company to test new processes and innovations. The location is one of 12 banking centers the Company operates in Springfield, in addition to a drive-thru Express Center.

The Company expects to transition its banking center located at 4700 Mid Rivers Mall Dr. in Cottleville, Mo., to its second drive-thru Express Center location in Spring 2026. This will be the Company's first Express Center in the St. Louis, Mo., market. In addition to the Cottleville location, the Company operates 17 other locations in the St. Louis metro region.

At the end of January 2026, the Company will consolidate operations of its Edina, Minn., banking center, located at 3400 W. 66th St., in Edina, Minn., with its banking center at 10880 175th Court in Lakeville, Minn. Great Southern operates two additional banking centers in the greater Minneapolis area. A 24-hour deposit ATM will remain at the Edina location to serve customers.

Earnings Conference Call

The Company will host a conference call on Thursday, January 22, 2026, at 2:00 p.m. Central Time to discuss fourth quarter 2025 preliminary earnings. The call will be available live or in a recorded version at the Company’s Investor Relations website, http://investors.greatsouthernbank.com. Participants may register for the call at https://register-conf.media-server.com/register/BId7a25ff609a1458dafd4385e9f9bf51c.

9

About Great Southern Bancorp, Inc.

Headquartered in Springfield, Missouri, Great Southern offers a broad range of banking services to customers. The Company operates 89 retail banking centers in Missouri, Iowa, Kansas, Minnesota, Arkansas and Nebraska and commercial lending offices in Atlanta, Charlotte, Chicago, Dallas, Denver, Omaha, and Phoenix. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol “GSBC.”

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and in other documents filed or furnished by the Company with or to the Securities and Exchange Commission (the “SEC”), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “might,” “could,” “should,” "will likely result," "are expected to," "will continue," "is anticipated," “believe,” "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include, but are not limited to, statements regarding plans, objectives, expectations or consequences of announced transactions, known trends and statements about future performance, operations, products and services of the Company. The Company’s ability to predict results or the actual effects of future plans or strategies is inherently uncertain, and the Company’s actual results could differ materially from those contained in the forward-looking statements.

Factors that could cause or contribute to such differences include, but are not limited to: (i) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company's merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company's market areas; (iii) the effects of any new or continuing public health issues on general economic and financial market conditions; (iv) fluctuations in interest rates, the effects of inflation or a potential recession, whether caused by Federal Reserve actions or otherwise; (v) the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; (vi) slower or negative economic growth caused by tariffs, changes in energy prices, supply chain disruptions or other factors; (vii) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; (viii) the possibility of realized or unrealized losses on securities held in the Company's investment portfolio; (ix) the Company's ability to access cost-effective funding and maintain sufficient liquidity; (x) fluctuations in real estate values and both residential and commercial real estate market conditions; (xi) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (xii) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber-attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (xiii) legislative or regulatory changes that adversely affect the Company's business; (xiv) changes in accounting policies and practices or accounting standards; (xv) results of examinations of the Company and the Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to limit its business activities, change its business mix, increase its allowance for credit losses, write-down assets or increase its capital levels, or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; (xvi) costs and effects of litigation, including settlements and judgments; (xvii) competition; and (xviii) natural disasters, war, terrorist activities or civil unrest and their effects on economic and business environments in which the Company operates. The Company wishes to advise readers that the factors listed above and other risks described in the Company’s most recent Annual Report on Form 10-K, including, without limitation, those described under “Item 1A. Risk Factors,” subsequent Quarterly Reports on Form 10-Q and other documents filed or furnished from time to time by the Company with the SEC (which are available on our website at www.greatsouthernbank.com and the SEC’s website at www.sec.gov), could affect the Company's financial performance and cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth selected consolidated financial information of the Company at the dates and for the periods indicated. Financial data at all dates other than December 31, 2024, and for all periods other than the year ended December 31, 2024, is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accrual adjustments, necessary for a fair presentation of the results at and for such unaudited dates and periods have been included. The results of operations and other data for the three months and year ended December 31, 2025 and 2024, and the three months ended September 30, 2025, are not necessarily indicative of the results of operations which may be expected for any future period.

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	December 31,	December 31,
	2025	2024
	(In thousands)
Selected Financial Condition Data:
Total assets	$5,598,606	$5,981,628
Loans receivable, gross	4,427,678	4,761,848
Allowance for credit losses	64,771	64,760
Other real estate owned, net	6,036	5,993
Available-for-sale securities, at fair value	523,831	533,373
Held-to-maturity securities, at amortized cost	179,200	187,433
Deposits	4,482,774	4,605,549
Total borrowings	405,169	679,341
Total stockholders’ equity	636,126	599,568
Non-performing assets	8,130	9,566

	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended September 30,
	2025	2024	2025	2024	2025
	(In thousands)
Selected Operating Data:
Interest income	$73,435	$82,585	$313,732	$324,698	$79,079
Interest expense	24,272	33,051	113,499	135,555	28,306
Net interest income	49,163	49,534	200,233	189,143	50,773
Provision (credit) for credit losses on loans and unfunded commitments	882	1,556	45	2,716	(379)
Non-interest income	7,188	6,934	29,052	30,565	7,062
Non-interest expense	36,000	36,947	141,943	141,495	36,116
Provision for income taxes	3,194	3,043	16,324	13,690	4,346
Net income	$16,275	$14,922	$70,973	$61,807	$17,752

	At or For the Three Months Ended		At or For the Year Ended		At or For the Three Months Ended
	December 31,		December 31,		September 30,
	2025	2024	2025	2024	2025
	(Dollars in thousands, except per share data)
Per Common Share:
Net income (fully diluted)	$1.45	$1.27	$6.19	$5.26	$1.56
Book value	$57.50	$51.14	$57.50	$51.14	$56.18

Earnings Performance Ratios:
Annualized return on average assets	1.16%	1.00%	1.22%	1.05%	1.23%
Annualized return on average common stockholders’ equity	10.16%	9.76%	11.38%	10.55%	11.30%
Net interest margin	3.70%	3.49%	3.67%	3.42%	3.72%
Average interest rate spread	3.16%	2.87%	3.10%	2.76%	3.13%
Efficiency ratio	63.89%	65.43%	61.91%	64.40%	62.45%
Non-interest expense to average total assets	2.56%	2.46%	2.44%	2.40%	2.50%

Asset Quality Ratios:
Allowance for credit losses to period-end loans	1.46%	1.36%	1.46%	1.36%	1.43%
Non-performing assets to period-end assets	0.15%	0.16%	0.15%	0.16%	0.14%
Non-performing loans to period-end loans	0.05%	0.07%	0.05%	0.07%	0.04%
Annualized net charge-offs to average loans	0.00%	0.01%	0.00%	0.03%	0.01%

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Great Southern Bancorp, Inc. and Subsidiaries Consolidated Statements of Financial Condition (In thousands, except number of shares)
	December 31, 2025	December 31, 2024	September 30, 2025

Assets
Cash	$109,833	$109,366	$94,106
Interest-bearing deposits in other financial institutions	79,721	86,390	102,129
Cash and cash equivalents	189,554	195,756	196,235

Available-for-sale securities	523,831	533,373	531,348
Held-to-maturity securities	179,200	187,433	181,315
Mortgage loans held for sale	6,838	6,937	5,593
Loans receivable, net of allowance for credit losses of $64,771 – December 2025; $64,760 – December 2024; $64,749 – September 2025	4,356,853	4,690,393	4,467,683
Interest receivable	18,068	20,430	19,931
Prepaid expenses and other assets	128,615	136,594	133,412
Other real estate owned and repossessions, net	6,036	5,993	6,083
Premises and equipment, net	133,257	132,466	133,769
Goodwill and other intangible assets	9,660	10,094	9,769
Federal Home Loan Bank stock and other interest-earning assets	20,079	28,392	25,603
Current and deferred income taxes	26,615	33,767	27,126

Total Assets	$5,598,606	$5,981,628	$5,737,867

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$4,482,774	$4,605,549	$4,528,033
Securities sold under reverse repurchase agreements with customers	48,467	64,444	42,674
Short-term borrowings	330,928	514,247	425,907
Subordinated debentures issued to capital trust	25,774	25,774	25,774
Subordinated notes	—	74,876	—
Accrued interest payable	3,612	12,761	3,909
Advances from borrowers for taxes and insurance	5,781	5,272	9,904
Accounts payable and accrued expenses	56,596	70,634	61,074
Liability for unfunded commitments	8,548	8,503	7,666
Total Liabilities	4,962,480	5,382,060	5,104,941

Stockholders’ Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding December 2025, December 2024 and September 2025 -0- shares	—	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding December 2025 – 11,062,252 shares; December 2024 – 11,723,548 shares; September 2025 – 11,265,937 shares	111	117	113
Additional paid-in capital	54,120	50,336	52,855
Retained earnings	614,095	603,477	615,837
Accumulated other comprehensive loss	(32,200)	(54,362)	(35,879)
Total Stockholders’ Equity	636,126	599,568	632,926

Total Liabilities and Stockholders’ Equity	$5,598,606	$5,981,628	$5,737,867

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Great Southern Bancorp, Inc. and Subsidiaries Consolidated Statements of Income (In thousands, except per share data)
	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2025	2024	2025	2024	2025
Interest Income
Loans	$66,531	$75,380	$285,460	$297,176	$72,028
Investment securities and other	6,904	7,205	28,272	27,522	7,051
	73,435	82,585	313,732	324,698	79,079
Interest Expense
Deposits	21,185	25,799	94,137	109,705	23,984
Securities sold under reverse repurchase agreements	120	295	1,160	1,407	297
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	2,598	5,417	14,640	18,222	3,618
Subordinated debentures issued to capital trust	369	434	1,547	1,798	407
Subordinated notes	—	1,106	2,015	4,423	—
	24,272	33,051	113,499	135,555	28,306

Net Interest Income	49,163	49,534	200,233	189,143	50,773
Provision for Credit Losses on Loans	—	—	—	1,700	—
Provision (Credit) for Unfunded Commitments	882	1,556	45	1,016	(379)
Net Interest Income After Provision for Credit Losses and Provision (Credit) for Unfunded Commitments	48,281	47,978	200,188	186,427	51,152

Non-interest Income
Commissions	387	217	1,626	1,227	566
Overdraft and Insufficient funds fees	1,334	1,314	5,182	5,140	1,367
POS and ATM fee income and service charges	3,234	3,348	13,202	13,586	3,290
Net gains on loan sales	862	899	3,272	3,779	916
Late charges and fees on loans	421	132	1,193	512	189
Loss on derivative interest rate products	(8)	(1)	(62)	(58)	(2)
Other income	958	1,025	4,639	6,379	736
	7,188	6,934	29,052	30,565	7,062

Non-interest Expense
Salaries and employee benefits	19,645	19,509	79,963	78,599	20,184
Net occupancy and equipment expense	9,456	8,300	35,297	32,118	8,873
Postage	916	884	3,565	3,329	893
Insurance	1,078	1,163	4,448	4,622	1,110
Advertising	949	955	2,929	3,124	985
Office supplies and printing	211	273	953	1,008	238
Telephone	696	697	2,797	2,772	690
Legal, audit and other professional fees	951	1,001	4,166	5,399	1,248
Expense (income) on other real estate and repossessions	(138)	(114)	(518)	(304)	(142)
Acquired intangible asset amortization	109	108	434	433	109
Other operating expenses	2,127	4,171	7,909	10,395	1,928
	36,000	36,947	141,943	141,495	36,116

Income Before Income Taxes	19,469	17,965	87,297	75,497	22,098
Provision for Income Taxes	3,194	3,043	16,324	13,690	4,346

Net Income	$16,275	$14,922	$70,973	$61,807	$17,752

Earnings Per Common Share
Basic	$1.46	$1.27	$6.23	$5.28	$1.57
Diluted	$1.45	$1.27	$6.19	$5.26	$1.56

Dividends Declared Per Common Share	$0.43	$0.40	$1.66	$1.60	$0.43

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Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of nonaccrual loans for each period. Interest income on loans includes interest received on nonaccrual loans on a cash basis. Interest income on loans also includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Net fees included in interest income were $1.0 million and $1.2 million for the three months ended December 31, 2025 and 2024, respectively. Net fees included in interest income were $4.1 million and $4.6 million for the year ended December 31, 2025 and 2024, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	December 31, 2025	Three Months Ended December 31, 2025			Three Months Ended December 31, 2024
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.26%	$793,418	$8,468	4.23%	$839,654	$8,593	4.07%
Other residential	6.48	1,415,017	23,403	6.56	1,526,985	27,665	7.21
Commercial real estate	6.05	1,515,102	23,047	6.04	1,540,255	23,915	6.18
Construction	6.63	372,892	6,179	6.57	477,168	8,840	7.37
Commercial business	5.73	182,390	2,766	6.02	230,114	3,621	6.26
Other loans	6.03	173,238	2,668	6.11	171,514	2,746	6.37

Total loans receivable	5.90	4,452,057	66,531	5.93	4,785,690	75,380	6.27

Investment securities	3.13	722,083	6,037	3.32	752,705	6,051	3.20
Other interest-earning assets	3.52	93,191	867	3.69	99,900	1,154	4.60

Total interest-earning assets	5.50	5,267,331	73,435	5.53	5,638,295	82,585	5.83
Non-interest-earning assets:
Cash and cash equivalents		97,171			97,104
Other non-earning assets		252,921			263,099
Total assets		$5,617,423			$5,998,498

Interest-bearing liabilities:
Interest-bearing demand and savings	1.20	$2,274,031	7,513	1.31	$2,244,878	8,835	1.57
Time deposits	3.13	701,057	5,545	3.14	778,290	7,128	3.64
Brokered deposits	3.81	778,120	8,127	4.14	798,605	9,836	4.90
Total deposits	2.04	3,753,208	21,185	2.24	3,821,773	25,799	2.69
Securities sold under reverse repurchase agreements	0.88	42,371	120	1.12	74,292	295	1.58
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	3.98	246,611	2,598	4.18	441,975	5,417	4.88
Subordinated debentures issued to capital trust	5.72	25,774	369	5.68	25,774	434	6.70
Subordinated notes	—	—	—	—	74,846	1,106	5.88

Total interest-bearing liabilities	2.21	4,067,964	24,272	2.37	4,438,660	33,051	2.96
Non-interest-bearing liabilities:
Demand deposits		850,130			858,646
Other liabilities		58,853			89,407
Total liabilities		4,976,947			5,386,713
Stockholders’ equity		640,476			611,785
Total liabilities and stockholders’ equity		$5,617,423			$5,998,498

Net interest income:			$49,163			$49,534
Interest rate spread	3.29%			3.16%			2.87%
Net interest margin*				3.70%			3.49%
Average interest-earning assets to average interest-bearing liabilities		129.5%			127.0%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

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	December 31, 2025	Year Ended December 31, 2025			Year Ended December 31, 2024
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.26%	$813,379	$34,420	4.23%	$866,735	$34,841	4.02%
Other residential	6.48	1,510,317	103,941	6.88	1,213,729	88,364	7.28
Commercial real estate	6.05	1,499,154	92,493	6.17	1,514,012	94,094	6.21
Construction	6.63	437,153	30,788	7.04	694,724	52,841	7.61
Commercial business	5.73	204,666	13,383	6.54	256,140	16,644	6.50
Other loans	6.03	169,323	10,435	6.16	171,193	10,392	6.07

Total loans receivable	5.90	4,633,992	285,460	6.16	4,716,533	297,176	6.30

Investment securities	3.13	727,548	24,290	3.34	719,553	22,501	3.13
Other interest-earning assets	3.52	97,141	3,982	4.10	98,594	5,021	5.09

Total interest-earning assets	5.50	5,458,681	313,732	5.75	5,534,680	324,698	5.87
Non-interest-earning assets:
Cash and cash equivalents		97,967			96,687
Other non-earning assets		257,961			254,847
Total assets		$5,814,609			$5,886,214

Interest-bearing liabilities:
Interest-bearing demand and savings	1.20	$2,245,013	31,405	1.40	$2,228,614	38,140	1.71
Time deposits	3.13	744,116	25,073	3.37	866,456	34,031	3.93
Brokered deposits	3.81	847,632	37,659	4.44	729,268	37,534	5.15
Total deposits	2.04	3,836,761	94,137	2.45	3,824,338	109,705	2.87
Securities sold under reverse repurchase agreements	0.88	61,664	1,160	1.88	75,575	1,407	1.86
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	3.98	325,061	14,640	4.50	358,262	18,222	5.09
Subordinated debentures issued to capital trust	5.72	25,774	1,547	6.00	25,774	1,798	6.98
Subordinated notes	—	34,088	2,015	5.91	74,734	4,423	5.92

Total interest-bearing liabilities	2.21	4,283,348	113,499	2.65	4,358,683	135,555	3.11
Non-interest-bearing liabilities:
Demand deposits		842,337			857,322
Other liabilities		65,175			84,249
Total liabilities		5,190,860			5,300,254
Stockholders’ equity		623,749			585,960
Total liabilities and stockholders’ equity		$5,814,609			$5,886,214

Net interest income:			$200,233			$189,143
Interest rate spread	3.29%			3.10%			2.76%
Net interest margin*				3.67%			3.42%
Average interest-earning assets to average interest-bearing liabilities		127.4%			127.0%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

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NON-GAAP FINANCIAL MEASURES

This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”), specifically, the ratio of tangible common equity to tangible assets.

In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets. Management believes that the presentation of this measure excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as it provides a method to assess management’s success in utilizing our tangible capital as well as our capital strength. Management also believes that providing a measure that excludes balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers. In addition, management believes that this is a standard financial measure used in the banking industry to evaluate performance.

This non-GAAP financial measurement is supplemental and is not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation: Ratio of Tangible Common Equity to Tangible Assets

	December 31,	December 31,
	2025	2024
	(Dollars in thousands)

Common equity at period end	$636,126	$599,568
Less: Intangible assets at period end	9,660	10,094
Tangible common equity at period end (a)	$626,466	$589,474

Total assets at period end	$5,598,606	$5,981,628
Less: Intangible assets at period end	9,660	10,094
Tangible assets at period end (b)	$5,588,946	$5,971,534

Tangible common equity to tangible assets (a) / (b)	11.21%	9.87%

CONTACT:

Kincade Ayers
Investor Relations,
(616) 233-0500
GSBC@lambert.com

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